Exhibit 107

Calculation of Filing Fee Tables

Form S-4

AVALON GLOBOCARE CORP.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	457(f)	60,000,000	(2)	$3.335	(3)	$200,100,000	(2)	0.00015310	$30,635.31
	Total Offering Amounts					$3.335	(3)	$200,100,000	(2)		$30,635.31
	Total Fees Previously Paid										N/A
	Total Fee Offsets										N/A
	Net Fee Due										$30,635.31

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

(2)	Relates to common stock, $0.0001 par value per share (the “Common Stock”), of Avalon GloboCare Corp, a Delaware corporation (“Avalon”), issuable to holders of common stock, $0.10 par value per share, of YOOV Group Holding Limited, a British Virgin Islands company (“YOOV”), in the proposed merger of Nexus MergerSub Limited, a business company incorporated in the British Virgin Islands and wholly owned subsidiary of Avalon, with and into YOOV (the “Merger”). The amount of the Common Stock to be registered is based on the estimated maximum number of shares of the Common Stock that are expected to be issued (or reserved for issuance) pursuant to the Merger, without taking into account the effect of the reverse stock split of Common Stock of Avalon, assuming an estimated exchange ratio as of April 22, 2025 of approximately 121.8 shares of Common Stock of Avalon for each outstanding share of common stock of YOOV on a fully diluted basis (as described in the accompanying registration statement) resulting in current YOOV equityholders holding approximately 97.0% to 97.3% of the issued and outstanding shares of the Common Stock following the Merger on a fully diluted basis.

(3)	Calculated pursuant to Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq Capital Market (“Nasdaq”) on April 21, 2025 ($3.335 per share of the Common Stock).